EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 1, 2007 (the "Effective Date") by and between Modavox, Inc., a Delaware corporation ("Employer"), and Sean D. Bradley, an individual ("Executive").

         Executive has worked for Employer for some time in various capacities, and both parties wish to modify the previous relationship and provide new mutual promises and assurances that will define the nature and terms and conditions of their continuing relationship. The recitals stated in this paragraph and the mutual promises, acknowledgments and representations contained herein, the parties agree as follows:

         1. Employment and Duties. Executive will work exclusively and on a full-time basis for Employer and shall devote his best efforts to accomplishing the goals and objectives established by Employer's CEO and the Board of Directors of Employer (the "Board"). Unless excused by the CEO, failure to accomplish the goals and objectives established by Employer's CEO or the Board shall be deemed a breach of this Agreement by Executive. Executive's title shall be Vice President of Interactive Development, in which capacity Executive shall have general responsibility for Employer's intellectual property, computer systems and information and other technologies that support Employer's goals, subject to the direction and control of the CEO. Executive shall also provide direction and assistance to other employees of Employer with respect to technology related issues and perform such other duties related to Employer's intellectual property, computer systems and information and other technologies as may be assigned to him from time to time by the CEO. Executive will not be a corporate officer of Employer. Executive shall report to the CEO and shall present all issues of policy or strategy to the CEO for decision. Executive's title and duties may be changed from time to time in the CEO's discretion.

         2. Term. Employment under this Agreement shall commence on the effective date and shall continue for a period of one year, unless earlier terminated as set forth in Section 5 below. Thereafter, this Agreement shall automatically renew for additional one-year terms unless either party gives the other written notice of non-renewal at least 30 days prior to the expiration of the initial term or any renewal term.

         3. Compensation.

               (a) Base Salary. Employer agrees to pay Executive a base salary, before deducting all applicable withholdings, at the rate of $105,000 per year, which shall be payable in accordance with Employer's standard payroll policies as they may be revised from time to time. Employer shall consider increases in the annual rate of pay to be effective on August 1st of each year, commencing August 1, 2008, but whether any increase occurs shall be up to the CEO or Board acting in its sole discretion. Employer reserves the right to adjust Executives compensation based on goals set forth by CEO or Board of Directors.

               (b) Incentive Bonus. Executive shall be entitled to participate in a bonus plan for Employer's executives. By meeting specific objectives established by the CEO, Executive may be able to earn, in addition to his base salary, an incentive bonus of up to 20% of Executive's base salary per year based one-half on Executive's individual performance, (as evaluated by the CEO) and one-half on achieving budgeted pre-tax income goals for the company or a specified division in which executive is involved. This incentive bonus will be paid on an annual basis not later than August 15th of each following year. Employer reserves the right to adjust Executives compensation based on goals set forth by CEO or Board of Directors.

               (c) Stock Options. In the discretion of the Board or Compensation Committee of the Board, Executive may also be entitled to receive options to acquire shares of the common stock of Employer at the fair market value of such common stock at the time of grant. The options will be granted from an option plan maintained by Employer and will be subject to Employer's standard terms of grant.

         4. Benefits. In addition to the compensation described above, while Executive is employed, Employer shall provide Executive the benefits described in this Section. All benefits shall terminate upon expiration or termination of this Agreement and, except as specifically stated herein, unused benefits shall have no cash value and shall not be compensated to Executive upon termination or expiration of this Agreement.

               (a) Health and Medical Insurance. Employer shall pay for and provide Executive with the same types of health, medical, dental and vision insurance, if any, as are provided from time to time to all Employer's executive-level employees.

               (b) Life Insurance. Employer may purchase a term life insurance policy on Executive's life, with benefits payable to Employer and Employee designate. Executive agrees to cooperate with Employer's efforts to obtain any such policy.

               (c) Vacation. Executive shall be entitled to two weeks (10 business days) vacation time annually. Executive may accumulate his unused vacation time up to a maximum of four weeks, and any such accrued, but unused vacation time, shall be the basis for cash compensation upon the termination of Executive's employment.

               (d) Expense Reimbursement. Employer shall, upon receipt of appropriate documentation, reimburse Executive for his reasonable travel, lodging and other ordinary and necessary business expenses consistent with Employer's policies as in effect from time to time. Reimbursement for air travel shall be limited to economy fares. Reimbursement for hotel stays shall be at the lower of standard, or actual, room rates. All travel bonus miles and points shall accrue to the benefit of Executive. Reimbursement for travel by private automobile shall be at U.S. Government (GSA) rates, as adjusted from time to time, but no reimbursement shall be made for commuting between any residence of Executive and Executive's principal office at Employer's facilities. Employee with adhere to company policy related to expense reimbursement as outlined in Employers Company Handbook.

               (e) 401(k) Program. Executive will be eligible to participate in Employer's 401(k) retirement program under the same terms as those applicable to Employer's other employees.

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


         5. Termination. The Board may terminate Executive's employment at any time in the manner provided herein. Executive may terminate Executive's employment at any time upon delivery of 30 days written notice. If Executive is serving as a member of Employer's Board, Executive agrees to resign from the Board immediately upon termination of his employment under this Agreement. This Agreement shall survive the termination of Executive's employment to the extent reasonably contemplated by the terms hereof.

               (a) Notice of Non-Renewal. Notice of non-renewal shall be given in writing at least 30 days prior to expiration of the then current term, in which case, this Agreement shall not be automatically renewed and shall terminate upon expiration of the then current term.

               (b) For Cause. Employer may terminate this Agreement for Cause immediately by giving written notice to Executive stating the facts constituting such Cause. If Executive is terminated for Cause, Employer shall be obligated to pay Executive base salary at the current rate due him through the date of termination. For purposes of this section, "Cause" shall include: (1) material neglect of duties; (2) material failure to abide by the instructions or policies established by Employer or the Board; (3) Executive's material breach of this Agreement; (4) breach by Executive of any other material obligation to Employer;
(5) the appropriation (or attempted appropriation) of a material business opportunity of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer;
(6) the misappropriation (or attempted misappropriation) of any of Employer's funds or property; (7) the conviction of (or its procedural equivalent) or the entering of a guilty plea or plea of no contest with respect to, a felony, or any other crime; (8) any willful or grossly negligent act that results in a misstatement in Employer's books of account; (9) any act or affiliation that causes or could cause Employer to lose public trust and confidence, market share, or respect; or (10) refusal to take or failure to pass a drug or alcohol test as required by Employer's policies.

               (c) Without Cause. Employer may terminate this Agreement at any time immediately, without cause, by giving written notice to Executive. Within 72 hours after execution by Executive of a severance agreement and release having commercially reasonable terms, Employer shall pay to Executive the base salary due him through the date of termination plus an amount equal to base salary for the remaining months of the agreement, not to exceed twelve total months, less applicable withholdings. At it's sole discretion, the Board may provide additional compensation or benefits upon termination without cause.

               (d) Incapacity. If during the term of this Agreement, Executive is unable to perform the essential duties described herein with or without a reasonable accommodation due to illness or other incapacity Employer shall have the right to terminate this Agreement without further obligation hereunder except for any amounts payable pursuant to disability plans, if any, generally applicable to Employer's employees.

               (e) Death. If Executive dies during the term of this Agreement, this Agreement shall terminate immediately, and Executive's legal representatives shall be entitled to receive the base salary due Executive through the end of the month in which death occurs, and any other death benefits generally applicable to executive employees.

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

         6. Nondisclosure of Proprietary Information. Employer invents, develops, manufactures and markets processes and products that involve experimental or inventive work. Employer's success depends upon the protection of these processes and products by patent or by secrecy. Executive has had, or may have, access to Employer's "Proprietary Information." Access to this Proprietary Information is given to Executive only because Executive agrees to keep that information secret as follows:

               (a) "Proprietary Information" shall mean: (a) any and all methods, inventions, improvements, information, data or discoveries, whether or not patentable, that are secret, proprietary, confidential or generally undisclosed, (including information originated or provided by Executive) in any area of knowledge, including information concerning trade secrets, processes, software, products, patents, inventions, formulae, apparatus, techniques, technical data, improvements, specifications, servicing, attributes and relative attributes relating to any of Employer's equipment, devices, processes or products; and (b) the identities of Employer's customers and potential customers ("Customers") including Customers Executive successfully cultivates or maintains during his employment under this Agreement using Employer's products, name or infrastructure; the identities of contact persons at Customers; the preferences, likes, dislikes and technical and other requirements of Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques; Employer's business methods, practices, strategies, forecasts, know-how, pricing, and marketing plans and techniques; the identity of key accounts; the identity of potential key accounts; and the identities of Employer's key Customer representatives and employees. Proprietary Information shall not be deemed to include (a) information that was known to Executive on a nonconfidential basis prior to his employment under this Agreement or (b) information that is or hereafter becomes known to the general public without a breach or fault on the part of Executive.

               (b) Executive acknowledges that Employer has exclusive property rights to all Proprietary Information and Executive hereby assigns all rights he might otherwise possess in any Proprietary Information to Employer. Except as required in the performance of the duties of his employment with Employer, Executive will not at any time during or after the term of this Agreement, without the prior written consent of Employer, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Proprietary Information or any other information of a secret, proprietary, confidential or general undisclosed nature relating to Employer, its products, Customers, processes or services, including information relating to testing, research, development, manufacturing, marketing or selling.

               (c) All documents, records, notebooks, notes, memoranda, databases, electronic storage devices and similar repositories containing Proprietary Information made or compiled by Executive at any time, including any and all copies thereof, are and shall be the property of Employer, shall be held by Executive in trust solely for the benefit of Employer, and shall be delivered to Employer by him upon termination of this Agreement or at any other time upon the request of Employer.

               (d) Executive agrees to certify in writing upon termination of this Agreement that Executive no longer has in Executive's possession, custody or control any copies of any business documents generated at or relating to Employer nor any Proprietary Information, whether in hard copy, on a computer's hard drive, on disks or electronic storage devices or in any other form or media.

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


               (e) Executive agrees to provide notification, at the start of any new engagement or employment, to all subsequent employers or contracting parties who are involved in any way in the same industries as Employer or are otherwise Employer's competitors or potential competitors, of the terms and conditions of this Agreement, along with a copy of this Agreement.

         7. Inventions.

               (a) For purposes of this, the term "Inventions" shall mean discoveries, concepts, and ideas, whether patentable or not, including improvements, know-how, data, processes, methods, formulae, and techniques, concerning any past, present or prospective Employer activities that Executive makes, discovers or conceives (whether or not during his normal employment hours or with the use of Employer's facilities, materials or personnel), either solely or jointly with others during his employment by Employer and, if based on or related to Proprietary Information, at any time after termination of such employment. All Inventions shall be solely the property of Employer and Executive agrees to perform the requirements of this Section with respect thereto without the payment by Employer of any royalty or any consideration other than as provided in this Agreement.

               (b) Executive shall maintain written notebooks in which he or she shall set forth on a current basis information as to all Inventions describing in detail the procedures employed and the results achieved as well as information as to any studies or research projects undertaken on Employer's behalf, whether or not in Executive's opinion a given project has resulted in an Invention. The written notebooks shall at all times be the property of Employer and shall be surrendered to Employer upon termination of employment upon request of Employer.

               (c) Executive shall apply, at Employer's request and expense, for United States and foreign patents either in Executive's name or otherwise as Employer shall desire.

               (d) Executive hereby assigns to Employer all rights to Inventions, and to applications for United States and/or foreign patents and to United States and/or foreign patents granted upon Inventions.

               (e) Executive shall acknowledge and deliver promptly to Employer without charge to Employer but at its expense such written instruments (including applications and assignments) and do such other acts, such as giving testimony in support of Executive's inventorship, as may be necessary in the opinion of Employer to obtain, maintain, extend, reissue and enforce United States and/or foreign patents relating to the Inventions and to vest the entire right and title thereto in Employer or its nominee.

               (f) Executive's obligation to assist Employer in obtaining and enforcing patents for Inventions in any and all countries shall continue beyond employment, but after the termination of Executive's employment, Employer shall compensate Executive at a reasonable rate for time actually spent at Employer's request on such assistance. If Employer is unable for any reason whatsoever to secure Executive's signature to any lawful and necessary document required to apply for or execute any patent application with respect to any Inventions, including renewals, extensions, continuations, division or continuations in part thereof, Executive hereby irrevocably designates and appoints Employer and its duly authorized officers and agents, as his agents and attorneys-in-fact to act for and in his behalf and instead of Executive, to execute and file any application and to do all other lawful permitted acts to further the prosecution and issuance of patents with the same legal force and effect as if executed by Executive.

               (g) As a matter of record, Executive has identified on Exhibit A attached hereto all inventions or improvements relevant to the activity of Employer which have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to his employment by Employer, that he desires to remove from the operation of this section and Executive covenants that such list is complete. If there is no such list or if no Exhibit A is attached, Executive represents that he has made no such inventions and improvements at the time of signing this Agreement.

               (h) Executive will not assert any rights under any inventions, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him prior to his employment by Employer or during the term of his employment pursuant to this Agreement if based on or otherwise related to Proprietary Information.

         8. Shop Rights. Employer shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined in Section 7 but which are conceived or made by Executive during the period he is engaged by Employer or with the use or assistance of Employer's facilities, materials or personnel.

         9. Non-solicitation of Customers or Executives of Employer.

               (a) For a period of one year after termination of this Agreement, Executive agrees not to solicit or call on any Customer of Employer whom Executive solicited, called on, learned of, or became acquainted with during the term of this Agreement, unless the products or service represented do not compete with any of the products or services manufactured, assembled, distributed, offered or sold by Employer.

               (b) While this Agreement is in effect, and for a period of one year after termination of this Agreement, Executive will not solicit any of Employer's employees for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with Employer.

         10. Exclusive Engagement. While this Agreement is in effect, Executive shall not, without Employer's express written consent, engage in any employment, consulting activity or business other than for Employer. Activity as a passive investor in or outside director for another business enterprise shall not be considered a violation of this section for so long as such business enterprise is not competing or conducting business with Employer and so long as such activities do not adversely impact the performance of the duties of his employment with Employer.

         11. Non-Compete. The parties acknowledge that Executive has acquired or will acquire much knowledge and information concerning Employer's business and Customers as the result of Executive's engagement. The parties further acknowledge that the scope of business in which Employer is engaged is nationwide and very competitive, that such business is one in which few companies can compete successfully, and that competition by Executive in that business would injure Employer severely. Accordingly, Executive agrees that during the period of this Agreement and for a period of one year following termination of this Agreement, Executive will not take any of the following actions within the United States, and additionally, if Executive had directly or through his subordinate employees an assigned territory outside the United States, in the territory or territories Executive or such employees worked in on behalf of Employer:

               (a) Directly or indirectly, sell or attempt to sell products or services for or on behalf of any business that manufactures, assembles, distributes, offers or sells any products or services that compete with any services or products then manufactured, assembled, distributed, offered or sold by Employer;

               (b) Persuade or attempt to persuade any potential customer or client to which Employer has made a proposal or sale, or with which Employer has been having discussions, not to transact business with Employer, or instead to transact business with another person or organization;

               (c) Solicit the business of any company that has been a customer or client of Employer at any time during Executive's employment by Employer, provided, however, if Executive becomes employed by or represents a business that exclusively sells products or services that do not compete with products or services then marketed or intended to be marketed by Employer, such contact shall be permissible.

         12. Compliance with Law and Amendment by Court: If there is any conflict between any provision of this Agreement and any statue, law, regulation or judicial precedent, the latter shall prevail, but the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. If any part of this Agreement shall be held by a court of proper jurisdiction to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, but: (i) the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in an unconscionable injustice; and
(ii) the court shall amend the Agreement to the extent necessary to make the Agreement valid and enforceable.

         13. Freedom From Engagement Restrictions. Executive represents and warrants that Executive has not entered into any agreement, whether express, implied, oral, or written, that poses an impediment to Executive's employment by Employer including Executive's compliance with the terms of this Agreement. In particular, Executive is not subject to a preexisting non-competition agreement, and no restrictions or limitations exist respecting Executive's ability to perform fully Executive's obligations with Employer including Executive's compliance with the terms of this Agreement.

         14. Third Party Trade Secrets. During the term of this Agreement, Executive agrees not to copy, refer to, or in any way use information that is proprietary to any third party (including any previous employer). Executive represents and warrants that Executive has not improperly taken any documents, listings, hardware, software, discs, electronic storage devices, or any other tangible medium that embodies Proprietary Information from any third party, and that Executive does not intend to copy, refer to, or in any way use information that is proprietary to any third party in performing duties for Employer.

         15. Injunctive Relief; Legal Fees. Executive acknowledges that any breach of this Agreement is likely to result in irreparable and unreasonable harm to Employer, that damages caused by a breach would be extremely difficult to calculate, and that injunctive relief, as well as damages, would be appropriate. If Executive breaches this Agreement, Executive shall promptly reimburse Employer for all legal fees (and disbursements) incurred by Employer to enforce this Agreement or to pursue remedies arising as a result of such breach.

         16. Successors and Assigns. This Agreement shall be binding upon Executive, his heirs, executors, assigns, and administrators and shall inure to the benefit of Employer, its successors, and assigns.

         17. Prior Agreements; Waiver. If Executive currently has a written confidentiality or non-compete agreement with Employer, this Agreement will supersede all provisions of that agreement that cover the same subject matter as this Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes those provisions of all prior and contemporaneous agreements, representations and understandings of the parties pertaining to the same subject matter including the employment agreement between the parties executed during 2006. No waiver of any of the provisions of this Agreement shall be deemed to, or shall constitute a waiver of, any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         18. Governing Law and Venue. Arizona law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona, and each of the parties consents to the exclusive jurisdiction of such courts and waives any objection to the jurisdiction or venue of such courts.

         19. Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for nor against any party. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation. "

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


         20. Nondelegability of Executive's Rights and Employer Assignment Rights. The obligations, rights and benefits of Executive hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon reasonable notice to Executive, Employer may transfer Executive to an affiliate of Employer, which affiliate shall assume the obligations of Employer under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring Employer or its business.

         21. Severability. If any term or provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable for any reason, this Agreement shall remain in full force and effect, and either (a) the invalid or unenforceable provision shall be modified to the minimum extent necessary to make it valid and enforceable or (b) if such a modification is not possible, this Agreement shall be interpreted as if such invalid or unenforceable provision were not a part hereof.

         22. Attorneys' Fees. Except as otherwise provided herein, if any party hereto institutes an action or other proceeding to enforce any rights arising out of this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the non-prevailing party, such fees to be set by the court and not by a jury and to be included in any judgment entered in such proceeding.

         23. Indemnification. Company agrees to indemnify and defend Executive from and against, any and all liability, loss, damage, cost or expense arising from Executive's performance of his duties under this Agreement except for claims or damages caused by the gross negligence or willful misconduct of Executive.

         24. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed duly given upon receipt if personally delivered, sent by U.S. certified mail, return receipt requested, or sent by a nationally-recognized overnight courier service, addressed to the parties as follows:

If to Employer:            Modavox, Inc.
                           Attn:   CEO
                           4636 E. University Drive
                           Suite 275
                           Phoenix, AZ 85034

                           With a copy to:
                           P. Robert Moya, Esq.
                           Quarles & Brady LLP
                           Renaissance One
                           Two North Central Avenue
                           Phoenix, AZ  85004-2391

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


If to Executive:           At the address set forth following
                           Executive's signature on the last page
                           of this Agreement
      or to such other address as any party may provide in writing to the other.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.



EMPLOYER:                                       EXECUTIVE:



By:      /s/ David J. Ide                        /s/ Sean D. Bradley
   ---------------------------------------       -------------------
Name:    David J. Ide                           Sean D. Bradley
     -------------------------------------
Title: President & Chief Executive Officer
                                                Date:    August 6, 2007
Date: August 6, 2007
                                                Address:


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